Exhibit (23)(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Xerox Corporation of our report dated August 27, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting of Affiliated Computer Services, Inc., which appears in Affiliated Computer Services, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2009, which is incorporated by reference in this Current Report on Form 8-K of Xerox Corporation dated February 5, 2010.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Dallas, Texas
June 30, 2010